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                                                                   EXHIBIT 8.1

                             SULLIVAN & CROMWELL
                              125 Broad Street
                        New York, New York 10004-2498

                                June 23, 1994

GTE Corporation,
  One Stamford Forum,
    Stamford, Connecticut 06904

Dear Sirs:

     We have acted as your counsel in connection with the registration by GTE Delaware, L.P. of Adjustable Rate Monthly Income Preferred Securities ("Adjustable MIPS") and Fixed Rate Monthly Income Preferred Securities ("Fixed MIPS") and the registration by GTE Corporation of Junior Subordinated Debentures ("Junior Subordinated Debentures") and hereby confirm to you our opinions as set forth in the second paragraph under the heading "Investment Considerations--Special Event Redemption or Distribution", and under the heading "United States Taxation", in the preliminary Prospectus Supplement for the Fixed MIPS and for the Adjustable MIPS, both dated June 23, 1994 and under the heading "United States Taxation", in the preliminary Prospectus Supplement for the Junior Subordinated Debentures dated June 23, 1994.

     We hereby consent to the filing of these opinions with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-3, as filed by GTE Corporation and GTE Delaware, L.P. with the Commission on the date hereof, and to the use of our name under the headings "Legal Matters" and "United States Taxation" in the preliminary Prospectus Supplement for the Adjustable MIPS, the Fixed MIPS and the Junior Subordinated Debentures and under the heading "Legal Opinions" in the preliminary Prospectus.

                              Very truly yours,



                              Sullivan & Cromwell